                                                                    EXHIBIT 11.1

                                   RENEX CORP.
         WEIGHTED AVERAGE SHARES - BASIC AND DILUTED EARNINGS PER SHARE

                                                                                         1995          1996             1997
                                                                                         ----          ----             ----
                                                                                               365           365              365
Initial capitalization                                     7/7/93         833,333          833,333       833,333          833,333
Private offering                                          9/15/93         900,000          900,000       900,000          900,000
                                                                   --------------
                                                                        1,733,333
Repurchase of warrants/sale of stock                      12/9/94         134,667          134,667       134,667          134,667
                                                                   --------------
                                                                        1,868,000
Exercise of warrants and issuance of common stock          5/2/95         109,333           72,789       109,333          109,333
Issuance of common stock                                   8/4/95           4,667            1,905         4,667            4,667
Issuance of common stock for acquisition                 12/29/95         376,857            2,065       376,857          376,857
                                                                   --------------
                                                                        2,358,857
Issuance of common stock for acquisition                  4/22/96         333,333                        231,050          333,333
Sale of common stock                                      9/30/96         351,007                         88,473          351,007
Conversion of preferred stock - A                         9/01/96         658,667                        218,353          658,667
Conversion of preferred stock - B                        11/15/96         268,250                         33,807          268,250
                                                                   --------------
                                                                        3,970,114
Sale of common stock                                      1/15/97           4,133                                           3,963
Initial public offering                                  10/07/97       3,000,000                                         698,630
                                                                   --------------   --------------   -----------   --------------

ACTUAL WEIGHTED AVERAGE SHARES                                          6,974,247        1,944,759     2,930,540        4,672,707

NET LOSS                                                                                (1,187,000)   (2,449,000)      (2,098,000)

BASIC AND DILUTED EPS                                                                        (0.61)       (0.84)            (0.45)